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                                 BROADWING INC.
 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                              (MILLIONS OF DOLLARS)


                                                                       1999          1998        1997        1996           1995
                                                                     -------------------------------------------------------------
Pretax income from continuing operations before
adjustment for minority interests in consolidated
subsidiaries or income or loss from equity investees                 $  151.5      $  181.5    $  192.6     $  184.1       $  4.3
                                                                     -------------------------------------------------------------
FIXED CHARGES:
         Interest expense, etc.                                          65.5          24.2        30.1         27.9         45.4
         Appropriate portion of rentals                                   7.7           3.9         3.9          3.0          4.0
         Preferred stock dividends of majority
         subsidiaries                                                     4.0             -          -            -            -
                                                                     -------------------------------------------------------------
         Total Fixed Charges                                             77.2          28.1        34.0         30.9         49.4
                                                                     -------------------------------------------------------------

         Pretax income (loss) from continuing operations
         before adjustment for minority interests in
         consolidated subsidiaries or income or loss
         from equity investees plus fixed charges                    $  228.7      $  209.6    $  226.6     $   215.0      $ 53.7
                                                                     =============================================================
         Preferred dividend requirements                             $    2.1      $    -      $    -       $      -       $    -
         Total Fixed Charges                                             77.2          28.1        34.0          30.9        49.4
                                                                     -------------------------------------------------------------
         Total Fixed Charges and preferred dividends                 $   79.3      $   28.1    $   34.0     $    30.9      $ 49.4
                                                                     =============================================================
         Ratio of earnings to combined fixed charges
         and preferred dividends                                          1.9           6.5         5.7           6.0          -
                                                                     =============================================================

          Coverage Deficiency                                                                                              $ 45.1

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